EXHIBIT 99



FOR IMMEDIATE RELEASE


               M. DOUGLAS IVESTER ANNOUNCES PLAN TO RETIRE
                FROM THE COCA-COLA COMPANY IN APRIL 2000;
               BOARD ELECTS DOUGLAS N. DAFT PRESIDENT, COO
        AND ANNOUNCES INTENTION TO ELECT DAFT CHAIRMAN, CEO IN APRIL


	Atlanta, December 6, 1999 - M. Douglas Ivester, chairman of the Board and chief executive officer of The Coca-Cola Company, has informed the Company's Board of Directors of his intention to retire in April 2000, following the Company's annual meeting of share owners.
        Yesterday, at a special meeting, the Board elected Douglas
N. Daft president and chief operating officer, effective immediately. The Board also indicated that it intends to elect
Mr. Daft chairman of the Board and chief executive officer following Mr. Ivester's retirement in April.
	"Doug has informed the Board of his desire to retire as chairman and chief executive officer in April, a decision the Board has reluctantly accepted," said James B. Williams, a member of the Board. "Over the last 20 years, The
Coca-Cola Company has been fortunate to have someone of Doug's wisdom and dedication in its leadership ranks. We are pleased


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that he has agreed to stay on until April to assist the Company in this change."
        "After extensive reflection and thought, I have concluded that it is time for me to move on to the next stage of my life and, therefore, to put into place an orderly transition for this great Company," said Mr. Ivester.
        "During the past two years, against the backdrop of an unprecedented downturn in the global economy, we have put into place systems necessary to redesign the organization going forward. The Company has weathered the economic storm extremely well and I believe the customers and share owners of Coca-Cola have been well served," Mr. Ivester said.
        "One of the great strengths of The Coca-Cola Company is the depth of its management team," he added. "Doug Daft brings 30 years of experience in the Company's global business to the role of chief operating officer. He is perfectly suited to lead this Company in its continuing efforts to build value for all its share owners."
        Mr. Daft, 56, began his career with the Company in 1969 in his native Australia. For much of his career, he served in planning, marketing and operations positions in Asia. In 1984, he was named president of the Central Pacific Division, which included responsibility for China, Indonesia, and Thailand.
        In 1988, he was named president of the North Pacific Division and president of Coca-Cola (Japan) Company. In 1991, he moved to the Company's Atlanta headquarters to assume the responsibility of president of the Pacific Group. He was named


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to his previous position as head of the Middle and Far East and
Africa Groups, as well as the Schweppes Beverages Division, in October of this year.

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Contact:	Randy Donaldson
		(404) 676-3853



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